Exhibit 5.14

[Letterhead of Hackman Hulett & Cracraft, LLP]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Boulevard
Naperville, IL 60563

Jones Day
77 West Wacker Drive
Chicago, IL 60601

Ladies and Gentlemen:

       We have acted as local counsel in the State of Indiana to the US Subsidiary Guarantors listed on Exhibit A (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) in connection with the Guarantee ( “Guarantee”) of up to $406,000,000 aggregate principal amount of 10 3/4% Senior Notes due 2011 (the “Exchange Notes”) of Laidlaw International, Inc., a Delaware corporation (the “Company”). The Exchange Notes are being issued and exchanged for an equal principal amount of the Company’s 10 3/4% Senior Notes due 2011 outstanding as of the date hereof (the “Outstanding Notes”). The Exchange Notes are to be issued pursuant to the Indenture dated as of June 3, 2003 (as amended, the “Indenture”), by and among the Company, the Subsidiary Guarantors, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by the Subsidiary Guarantors (as well as the other subsidiary guarantors of the Company). Capitalized terms used in this letter and not otherwise defined have the meanings assigned to such terms in the Indenture. With your permission, all assumptions and statements of reliance in this letter have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

       In connection with the opinions expressed in this letter, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of the opinions expressed below. We have examined, among other documents, (a) an executed copy of the Indenture and the First Supplemental Indenture dated June 18, 2003; and (b) the form of Guarantees as provided in Exhibit F to the Indenture. The documents referred to in items (a) and (b) above are collectively referred to in this letter as the “Documents.”

Laidlaw International,Inc.
Jones Day

       In all such examinations, we have assumed the legal capacity of all natural persons executing the Documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed in this letter, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and certificates and written statements and other information of or from representatives of the Company and/or the Subsidiary Guarantors and others and assume compliance on the part of all parties (other than the Subsidiary Guarantors) to the Documents with their covenants and agreements contained in such Documents. We have relied solely upon certificates of public officials as to the factual matters set forth therein and, as to the opinions expressed in paragraph 1 below, as to the legal conclusion expressed therein.

       Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth in this letter, we are of the opinion that:

       1. Each Subsidiary Guarantor is validly existing and in good standing under the laws of the State of Indiana;

       2. As of the date of the Indenture, each Subsidiary Guarantor had all necessary corporate power and corporate authority to enter into, and as of the date hereof, each Subsidiary Guarantor has all necessary corporate power and corporate authority to perform its obligations under, the Indenture;

       3. The execution, delivery and performance by each Subsidiary Guarantor of the Indenture have been authorized by all necessary action of the Subsidiary Guarantor; and

       4. The execution, delivery and issuance of the Guarantee have been authorized by all necessary action of the Subsidiary Guarantor.

       The foregoing opinions are subject to the following qualifications and limitations:

With respect to the opinions expressed in paragraphs 3 and 4, we have assumed, with your permission, that the resolutions attached to the Officers’ Certificates were consented to in writing by all members of the boards of directors of the Subsidiary Guarantors, and that such director or directors constitute the full boards of directors as required by the by-laws of the Subsidiary Guarantors; that each Subsidiary Guarantor has obtained all requisite third-party and governmental authorizations, consents and approvals, and made any filings and registrations required to enable it to execute, deliver and perform its Guarantee; that such execution, delivery and performance will not violate and conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Subsidiary Guarantor or its properties; and that the obligations of each of the Subsidiary Guarantors under the Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or

Laidlaw International,Inc.
Jones Day

necessary or convenient to the conduct, promotion or attainment of the business of the respective Subsidiary Guarantor.

       The opinions expressed in this letter are limited to the laws of the State of Indiana.

       This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of the Company to be filed with the Securities and Exchange Commission in connection with the issuance of the Exchange Notes. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Hackman Hulett & Cracraft, LLP

Laidlaw International,Inc.
Jones Day

EXHIBIT A

Subsidiary Guarantors

Allied Bus Sales, Inc.

Mercy Ambulance of Evansville, Inc.

EmCare of Indiana, Inc.